Exhibit 2.7
MEMBERSHIP INTERESTS PURCHASE AGREEMENT
November 30, 2006
PURE EARTH, INC.
AS BUYER
AND
SHARI L. MAHAN
SOLE MEMBER
OF
ENVIRONMENTAL VENTURE PARTNERS, LLC
BIO METHODS, LLC
GEO METHODS, LLC
AS SELLER

i

INDEX OF SCHEDULES

Schedule 4.2	Exclusions, Right of Clean-up
Schedule 5.6	Ownership Of TEC Stock
Schedule 6.1	Organization And Good Standing
Schedule 6.2 (b)	Authority
Schedule 6.2 (c)	Consent
Schedule 6.3 (b)	Options, Stock Rights
Schedule 6.7	Real Property
Schedule 6.8 (a)(1)(2)	Title To Assets; Encumbrances
Schedule 6.8 (b)	Corporate Name
Schedule 6.9 (1)-(2)	Condition Of Facilities
Schedule 6.10	Accounts Receivable
Schedule 6.13	Taxes
Schedule 6.13 (d)	Federal, State, Local and Foreign Tax Returns
Schedule 6.15	Employee Benefit Plan Information
Schedule 6.15 (c)(1) (2)	Employee Benefit Plans
Schedule 6.15 (d)	Cobra Obligations
Schedule 6.16	Labor Disputes
Schedule 6.17 (a)(1)(2)(3)	Compliance With Legal Requirements
Schedule 6.17 (b)(1)(2)(3)	Governmental Authorizations
Schedule 6.19	Absence Of Certain Changes And Events
Schedule 6.20 (a)(1)(2)(3)	List of Contracts
Schedule 6.20 (b)(1)(2)	Contract Defaults
Schedule 6.20 (c)(1)(2)	Customers
Schedule 6.21 (1)(2)(3)(4)(5)	Insurance
Schedule 6.22	Environmental Matters
Schedule 6.23 (b)	Patents and Applications

EVP MEMBERSHIP INTERESTS PURCHASE
AGREEMENT
This Membership Interests Purchase Agreement and its Exhibit A, dated as of November  _____, 2006 (“Agreement”), is being entered into by and among Shari L. Mahan (“Seller”), the sole Member of Environmental Venture Partners, LLC, BIO Methods, LLC and GEO Methods, LLC, each being a Delaware limited liability company (said limited liability companies being collectively referred to as “EVP”), and Pure Earth, Inc., a Delaware corporation (“PEI”) as the Buyer (“Buyer”). The parties to this Agreement are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.
Background
A. EVP engages in the environmental consulting, damage assessment and Clean-up business in the environmental service industry (the “Business”).
B. Subject to the terms and conditions set forth in this Agreement, Seller has determined to sell, and Buyer desires to purchase 100% of the issued and outstanding Membership Interests of EVP, free and clear of Encumbrances (the “EVP Membership Interests”).
Agreement
NOW, THEREFORE, intending to be legally bound, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:
1. Definitions. For purposes of this Agreement, the capitalized terms not otherwise defined in the body of this Agreement shall have the meanings ascribed to such terms in Exhibit A attached hereto, which defined terms are incorporated herein by reference.
2. Sale and Purchase of EVP Membership Interests. On the Closing Date, subject to and upon the terms and conditions contained herein, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of Encumbrances, good and marketable title to all, and not less than all, of the EVP Membership Interests. In consideration of the sale of the EVP Membership Interests, and in reliance upon the representations and warranties made herein, and in consideration for the covenants and agreements contemplated hereby, Buyer will, subject to the conditions set forth in this Agreement pay to Seller by wire transfer of immediately available funds on the Closing Date, $250,000 (the “Closing Date Payment”).
3. Joinder in Certain Sections and all Representations and Warranties. The agreements and representations and warranties contained in those certain sections of this Agreement listed below shall be deemed to be made by both Seller and Michael Mahan, husband of Seller, since he has been the Manager of EVP, and any reference to Seller’s Knowledge in this Agreement shall also be deemed to include to the Knowledge of Michael Mahan. Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 of this Agreement shall be deemed to apply to and be agreed to by Michael Mahan.

4. Business Opportunities; Exclusion from Sale – Rights of First Refusal.
4.1. Business Opportunities. Beginning after the Closing Date, Seller and Michael Mahan shall promptly notify Mark Alsentzer, CEO of PEI, in writing about any real estate environmental Clean-up opportunities, as they become known to Seller and/or Michael Mahan involving environmentally impaired real properties. If PEI, its subsidiaries and/or its principal investors promptly notify Seller and/or Michael Mahan in writing that they decline to pursue such corporate opportunity, Seller and/or Michael Mahan may pursue any such environmental Clean-up opportunity for his own interest and account.
4.2. Exclusions, Rights of Clean-Up. All environmentally impaired real properties currently owned by Seller or other entities in which Seller is a controlling interest investor and which are listed in Schedule 4.2 are excluded from the interests transferred pursuant to this Agreement; provided, however, PEI and its subsidiaries shall have the right of first refusal to perform all environmental Clean-up services with respect to such properties following evaluation of such sites by PEI and written notice to Seller and such other entities and PRI’s submission of a proposal containing terms and conditions materially equivalent to any other proposals submitted by third parties.
5. Representations and Warranties Pertaining To Seller. Seller hereby represents, warrants and covenants to Buyer, as of the date hereof and as of the Closing Date, as follows:
5.1. Enforceability; Authority. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery of each other agreement to be executed or delivered by Seller at the Closing (collectively, the “Seller Closing Documents”), each of the Seller Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller Closing Documents and to perform their obligations under this Agreement and the Seller Closing Documents.
5.2. Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated hereunder will, directly or indirectly (with or without notice or lapse of time): (i) Breach or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereunder or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which EVP may be subject; (ii) cause Buyer to become subject to, or to become liable for, the payment of any Tax; (iii) result in the imposition or creation of any Encumbrance upon or with respect to the EVP Membership Interests; (iv) contravene, conflict with or result in a violation or Breach of any Contract of EVP; or (v) contravene, conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by EVP that otherwise relates to the EVP Membership Interests or the Business.

5.3. Consents. Seller and EVP are not required to give any notice to or obtain any Consent from any Person in connection with Seller’s execution and delivery of this Agreement or any of the Seller Closing Documents or the consummation or performance of the transactions contemplated hereby.
5.4. Legal Proceedings. There is no pending ,or to Seller’s knowledge, threatened proceeding by or against EVP (i) that relates to or may affect the Business or the EVP Membership Interests; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby.
5.5. Brokers or Finders. Neither Seller nor EVP has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the EVP Membership Interests or the transactions contemplated hereby.
5.6. Ownership of EVP Membership Interests. Seller has good and marketable title to the EVP Membership Interests, free and clear of Encumbrances. Seller is the sole owner of the EVP Membership Interests. The EVP Membership Interests constitutes all of the capital and other interests in EVP. Seller has not granted a currently effective power of attorney or proxy to any person with respect to all or any part of the EVP Membership Interests. Except for this Agreement and as set forth on Schedule 5.6 hereto, Seller is not a party to or bound by any agreement, undertaking or commitment to sell, exchange or purchase any portion or all of the EVP Membership Interests.
5.7. Disclosure. No representation or warranty or other statement made by Seller in this Agreement, the Seller Closing Documents or the Schedules or otherwise in connection with the transactions contemplated hereby contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. Seller has no Knowledge of any fact (other than general economic or industry conditions) that may materially adversely affect (i) Seller’s EVP Membership Interests or her/its ability to transfer to Buyer good and marketable title thereto; or (ii) the assets, business, prospects, financial condition or results of operations of EVP, in such instance, that has not been set forth in this Agreement or the Schedules hereto.
6. Representations and Warranties Pertaining to Seller and EVP. Seller and EVP jointly and severally represent, warrant and covenant to Buyer, as of the date hereof and as of the Closing Date, as follows:
6.1. Organization and Good Standing. EVP is limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use. EVP is duly qualified to do business as foreign limited liability companies and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Schedule 6.1 contains a complete and accurate list of any jurisdiction in which Seller is qualified to do business as a foreign limited liability company. EVP has no Subsidiaries and does not own any membership interests or other ownership interests in any other Person.

6.2. Enforceability; Authority; No Conflict.
(a) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery of each other agreement to be executed or delivered by Seller, as applicable, at the Closing (collectively, the “Seller Closing Documents”), each of Seller Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Seller Closing Documents and to perform its obligations under this Agreement and Seller Closing Documents, and such action has been duly authorized by all necessary action by EVP’s Members and Managers.
(b) Except as set forth in Schedule 6.2 (b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) Breach (A) any provision of any of the Governing Documents of EVP or (B) any resolution adopted by the Members or Managers of EVP; (ii) Breach or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which EVP, or any of the Assets, may be subject; (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by EVP or that otherwise relates to the Assets or to the Business; (iv) cause Buyer to become subject to, or to become liable for the payment of, any Tax; (v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any EVP Contract; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.
(c) Except as set forth in Schedule 6.2 (c), EVP is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.
6.3. Capitalization.
(a) Seller is the record and beneficial owner and holder of all of 100% of the EVP Membership Interests, free and clear of all Encumbrances. There are no Contracts relating to the issuance, sale or transfer of the EVP Membership Interests or any equity securities or other securities of EVP.

(b) All of her EVP Membership Interests are validly issued, fully paid and non-assessable. There are no issued and outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matter on which Member’s may vote (“Voting Debt”). Except as set forth on Schedule 6.3 (b), there are no options, rights, warrants, preemptive rights, EVP Membership Interests appreciation rights, phantom EVP Membership Interests rights, profits interests, calls, subscriptions, commitments, shareholder agreements or other instruments, understandings, or agreements outstanding (i) giving any Person the right to acquire (whether by exercise, conversion or otherwise) any EVP Membership Interests of EVP or any Voting Debt or (ii) otherwise relating to or affecting the EVP Membership Interests of EVP or providing similar benefits, or giving any rights to the holders thereof, nor are there any commitments to issue or execute any of the foregoing. None of the outstanding EVP Membership Interests has been issued in violation of any preemptive rights of any security holder of EVP or in violation of the Securities Act, applicable state securities laws or other requirements of law. The EVP Membership Interests records are complete and accurate.
6.4. Financial Statements. Seller and EVP have delivered to Buyer internally generated profit and loss statements, and balance sheets of Environmental Venture Partners, LLC, Bio Methods, LLC and Geo Methods, LLC (through October 31, 2006), (all financial statements referenced in this Section 6.4 are collectively referred to herein as the “Financial Statements”). The Financial Statements fairly and accurately present the financial condition and the results of operations, changes in Members’ equity and cash flows of EVP as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP. The Financial Statements referred to in this Section 6.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such Financial Statements. The Financial Statements have been prepared from and are in accordance with the accounting Records of EVP.
6.5. Books and Records. The books of account and other financial Records of EVP, all of which have been made available to Buyer and its Representatives, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The membership records of EVP, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held of, and actions taken by the Members or Managers and committees of EVP, and no meeting of any such Members or Managers or committee has been held for which minutes have not been prepared or are not contained in such minute books.
6.6. Sufficiency of Assets. The Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller’s business in the manner presently operated by EVP and (b) include all of the assets of EVP.
6.7. Real Property. EVP does not own and has never owned any Real Property. Schedule 6.7 sets forth a true, correct and complete list and description (and EVP has provided to Buyer true and complete copies) of all Real Property Leases of EVP (as lessor/sublessor or lessee/sublessee) and all material oral or written leases, licenses, permits, certificates, authorizations, contracts and other agreements relating thereto, any security deposits paid thereunder, outstanding rental concessions or abatements, any renewal or cancellation rights, and the terms thereof. EVP has valid leasehold interest in and the right to quiet enjoyment of the real properties subject to the Real Property Leases where EVP is lessee or sublessee for the full term thereof. EVP does not owe any brokerage commissions with respect to any such leased space. EVP is not in default in under the Real Property Leases and no approval or consent of, nor payment to, any Person is needed for any of the foregoing to continue to be in full force and effect upon consummation of the transactions contemplated by this Agreement. To Seller’s Knowledge, no other party to a Real Property Lease is in default under such lease. The Real Property Leases are in full force and effect and will continue to be in full force and effect upon consummation of the transactions contemplated hereby.

6.8. Title To Assets; Encumbrances.
(a) EVP owns good and marketable title to all of the Assets free and clear of Encumbrances other than Permitted Encumbrances and those described in Schedule 6.8 (a) (1). At the time of Closing, all Assets shall be free and clear of all Encumbrances other than Permitted Encumbrances. The consummation of the transactions contemplated hereby shall not render Buyer liable in any manner for any debt, liability, tax or obligation of EVP, known or unknown, fixed or contingent, except for the Liabilities identified on Schedule 6.8 (a) (2) to this Agreement (all of which are reflected in the most recent Financial Statements of EVP).
(b) Except as set forth on Schedule 6.8 (b), within five (5) years prior to the date hereof, EVP has not (i) conducted business under or used any name (whether corporate or assumed) other than Environmental Venture Partners, LLC, Bio Methods, LLC and Geo Methods, LLC, (ii) purchased or sold assets outside of the Ordinary Course of Business, or (iii) maintained, stored or otherwise located the Assets at any facility other than its current principal place of business.
6.9. Condition of Facilities. Except as disclosed in Schedule 6.9 (1), each item of Tangible Personal Property of EVP is (or will be before the Closing Date) in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. No such Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 6.9 (2), all Tangible Personal Property used in EVP’ Business is in the possession of EVP.
6.10. Accounts Receivable. Schedule 6.10 contains a complete and accurate list of all Accounts Receivable, if any, as of the date of this Agreement, which list sets forth the aging of each such Account Receivable. Each of EVP’ Accounts Receivable arose from a valid, bona fide sale of goods or delivery of services in the Ordinary Course of Business and constitutes a collectable, valid claim in the full amount thereof against the debtor charged therewith.
6.11. No Undisclosed Liabilities. EVP has no Liability except for Liabilities reflected or reserved against in the Financial Statements at October 31, 2006 and current liabilities incurred in the Ordinary Course of Business of EVP since October 31, 2006.

6.12. Taxes. Except as set forth in Schedule 6.12:
(a) EVP has timely filed all Tax Returns that it was required to file. All such Tax Returns were true, correct and complete and have been prepared in compliance with all Legal Requirements. All Taxes owed by (whether or not shown on any Tax Return) have been paid. EVP currently are not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Body in a jurisdiction where do not file a Tax Return that it is or may be subject to taxation by that jurisdiction.
(b) EVP (i) has withheld from any employee, customer, independent contractor, creditor, EVP Membership Interestsholder and any other applicable payee proper and accurate amounts for all taxable periods in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws, (ii) has remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, and (iii) has furnished properly completed exemption certificates for all exempt transactions.
(c) Neither EVP nor any manager or member (or employee responsible for Tax matters) of EVP expect any Governmental Body to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state or local Tax audits, administrative Tax proceedings or judicial proceedings are pending or being conducted with respect to EVP. Neither EVP nor any manager or member (or employee responsible for Tax matters) of EVP has received from any foreign, federal, state or local taxing authority (including jurisdictions where EVP has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against EVP.
(d) Schedule 6.12: (i) lists all federal, state, local and foreign Tax Returns filed with respect to EVP for taxable periods ending on or after January 1, 2003(ii) indicates those Tax Returns that have been audited; and (iii) indicates those Tax Returns that currently are the subject of an audit. Seller has delivered to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by EVP since January 1, 2003.
(e) EVP has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(f) There are no liens for Taxes upon the assets of EVP, other than liens for Taxes not yet due and payable. The unpaid Taxes of EVP (i) did not on October 31, 2006 and do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the 2006 balance sheet of EVP included in the Financial Statements and (ii) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of EVP in filing its Tax Returns. Since December 31, 2005 EVP has not incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP, outside the Ordinary Course of Business of EVP.
(g) EVP has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(h) EVP is not a party to any Tax allocation or sharing agreement (including any indemnity arrangement) pursuant to which it would have any obligation to make payments after Closing. EVP has not been a member of an Affiliated Group (as defined in Section 1504(a) of the Code) filing a consolidated federal income Tax Return nor does it have a Liability for Taxes of any Person under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
(i) EVP (i) has not made any payments; (ii) are not obligated to make any payments; and (iii) are not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Sections 162 or 280G of the Code.
(j) EVP has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(k) EVP has not been the “distributing corporation” (within the meaning of Section 355(a)(1) of the Code) nor the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) within the two-year period ending as of the date of this Agreement.
(l) EVP has not participated in a “reportable transaction” within the meaning of United States Treasury Regulation Section 1.6011-4(b).
(m) EVP has not (i) consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of any assets; (ii) agreed, (or is not required) to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election (or is not required) to treat any asset as owned by another person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable foreign, state or local Tax provision.
6.13. No Material Adverse Change. Since December 31, 2005, there has not been any Material Adverse Change, and no event has occurred or circumstance exists that may result in such a Material Adverse Change.

6.14. Employee Benefit Plans.
(a) All employees of EVP employed as of November 30, 2006 shall be retained as employees following the Closing at their same salaries, job descriptions and duties subject to the rights of EVP management to make future changes in salary, benefits and employment as to such employees as business conditions and operations require in the sole discretion of EVP management. Schedule 6.14 contains a complete and accurate list of the following information for each employee of EVP, including each employee on leave of absence or layoff status: name; job title; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2005, sick leave, vacation leave and all other paid leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan, or any other employee or director benefit plan. Notwithstanding the foregoing, such employees of EVP will be offered equivalent health, 401K or EVP Membership Interests option benefit plans duly adopted by PEI for its employees.
(b) EVP has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement.
(c) A complete and accurate list of all of Employee Benefit Plans are set forth on Schedule 6.14 (c) (1). EVP has not maintained, contributed to or had an obligation to contribute to any other Employee Benefit Plan within the past five (5) years other than those set forth on Schedule 6.14 (2). EVP have not proposed any new Employee Benefit Plans nor has it proposed any amendments or modifications to its current Employee Benefit Plans. EVP’s Employee Benefit Plans have been operated and administered in all respects in accordance with their provisions and applicable Legal Requirements, including but not limited to ERISA and the Code and each of the Employee Benefit Plans which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be “qualified” under Section 401 (a) of the Code is so qualified. There are no pending, or to Seller’s Knowledge, threatened or anticipated claims, audits or investigations (other than routine claims for benefits) by, on behalf of, relating to or against any of the Employee Benefit Plans or any trusts related thereto. Neither EVP nor any ERISA Affiliate maintains or have any liability under any Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code.
(d) Except as set forth on Schedule 6.14 (d), Buyer shall have no responsibility for any obligations under Section 4980(B) of the Internal Revenue Code of 1986, as amended, and Sections 601-609 of ERISA and any similar provisions for health care continuation coverage under applicable Legal Requirements with respect to EVP’s Employee Benefit Plans (collectively, “COBRA Obligations”) resulting from the transactions contemplated hereby.
(e) No liabilities exist or are reasonably expected to exist under any Employee Benefit Plan of EVP that, individually or in the aggregate, would have a material adverse effect on the Business, Assets, Liabilities, condition (financial or otherwise), results of operations or prospects of EVP.
(f) EVP has not entered into any individual agreement or otherwise made any individual commitment to any employee with respect to continued benefits or employment by EVP or Buyer.
(g) Upon termination of the employment of any of the employees or the change in control of EVP that will occur upon sale of the EVP Membership Interests pursuant to this Agreement, Buyer will not by reason of anything done or promised prior to the Closing Date be liable to any of Seller’s employees for severance pay or any other payments.

(h) EVP is in compliance with all Legal Requirements respecting its Employee Benefit Plans and its employment and employment practices, terms and conditions of employment, human rights practices, workers’ compensation practices, occupational health and safety practices, and pay and employment equity practices. All amounts due or accrued for all salary, wages, bonuses, paid leave (including, without limitation, vacation leave and sick leave) pension benefits and other employee benefits with respect to the employees of EVP, if any, are duly reflected in EVP Records. All premiums, contributions, levies, assessments and penalties under any legislation relating to employment including, without limitation, any workers’ compensation, pension or unemployment insurance legislation, in respect of the employees of EVP, if any, are fully paid or are reflected in the Records of EVP. All claims, potential claims, current assessment rates and special assessments under such legislation have been disclosed to Buyer. All fiduciaries of EVP Employee Benefit Plans have complied with the provisions of EVP’s Employee Benefit Plans and with all Legal Requirements respecting EVP Employee Benefit Plans.
(i) None of EVP’s Employee Benefit Plans, or any trusts created thereunder, have engaged in a non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which would subject the plan or any such trust or Seller to any liability as a result of any prohibited transactions imposed by Section 4975 of the Code. None of such EVP Employee Benefit Plans nor any trusts thereunder have been terminated, nor have there been any “reportable events” with respect thereto, as that term is defined in Section 4043 of ERISA.
(j) With respect to each of EVP Employee Benefit Plans, Seller has delivered to Buyer true and complete copies of: (i) any and all plan texts and agreements (including, but not limited to, trust agreements, insurance contracts and investment management agreements); (ii) any and all material employee communications (including any relating to summary plan descriptions and material modifications thereto); (iii) the two most recent Forms 5500 filed with the IRS for each plan for which a Form 5500 was required to be filed with the IRS and any other form or filing required to be submitted to any Governmental Body with regard to any of EVP Employee Benefit Plans; (iv) the most recent annual and periodic accounting of plan assets, if applicable; (v) the most recent determination letter received from the IRS, if applicable; and (vi) in the case of any unfunded or self-insured plan or arrangement, an estimate of accrued and anticipated liabilities thereunder.
(k) With respect to each of EVP’s Employee Benefit Plans, if intended to qualify under Section 401(a) of the Code: (i) such plan so qualifies, and its trust has been determined to be exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered and enforced in accordance with its terms and all applicable laws, regulations and rulings in all material respects; (iii) no breach of fiduciary duty of EVP has occurred with respect to which EVP or any plan may be damaged in any material respect; (iv) no material disputes with nor any audits or investigations by any governmental authority are pending or, to Seller’s Knowledge, threatened; (v) all contributions, premiums, and other payment obligations have been accrued on the consolidated financial statements of EVP in accordance with GAAP, and, to the extent due, have been made on a timely basis, in all material respects; and (vi) all contributions or benefit payments made or required to be made under such Plan meet the requirements for deductibility under the Code.

(l) With respect to each of EVP’s Employee Benefit Plans which provides welfare benefits of the type described in Section 3(1) of ERISA: (i) no such plan provides medical or death benefits with respect to current or former employees or directors of EVP beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code; (ii) each such plan has been administered in compliance with Sections 601-609 of ERISA and 4980B(f) of the Code; and (iii) no such plan has reserves, assets, surpluses or prepaid premiums.
(m) EVP is not participants in, or obligated to contribute to, any “multiemployer plan” as defined in Section 3(37) of ERISA. EVP has no ERISA Affiliates.
(n) The consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, (ii) accelerate the time of payment or vesting under any plan, or (iii) increase the amount of compensation or benefits due to any individual.
6.15. Labor Disputes. Except as disclosed in Schedule 6.15, (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; and (ii) there is not pending, or to EVP’s Knowledge, threatened against or affecting EVP, any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting EVP or the Facilities.
6.16. Compliance With Legal Requirements; Governmental Authorizations.
(a) Except as set forth on Schedule 6.16 (a) (1), the operation of the Business, the conduct of the Business as and where such business has been conducted, the hiring, terminating, compensating and otherwise managing or dealing with employees, and the ownership, possession and use of the Assets used in or for the Business comply and have complied with all Legal Requirements applicable to EVP, its operations, the Business, the Assets and the Liabilities. Except as set forth on Schedule 6.16 (a) (2), EVP has obtained and holds all Governmental Authorizations required for the lawful operation of the Business as and where such business is presently conducted. All Governmental Authorizations relating to the Business are identified on Schedule 6.16 (a) (3), and copies of such Governmental Authorizations have been delivered to Buyer.
(b) Except as set forth in Schedule 6.16 (b) (1), all such Governmental Authorizations are in full force and effect, no violations are or have been recorded in respect of any Governmental Authorization and no Proceeding is pending or threatened to enforce, revoke, terminate or limit any Governmental Authorization. Except as set forth in Schedule 6.16 (b) (2), Seller not in default, and have not received any notice of any claim of default, with respect to any such Governmental Authorization or of any notice of any other claim or Proceeding (or threatened Proceeding) relating to any such Governmental Authorization. Except as set forth in Schedule 6.16 (b) (3), all such Governmental Authorizations are assignable and transferable by EVP to Buyer without the Consent of any Person.

6.17. Proceedings and Judgments. (a) No Proceeding involving or related to the Business or the Assets is currently pending; (b) no Judgment involving or related to the Business or the Assets is currently outstanding and (c) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claim of any nature or related to the Business has been asserted, or to Seller’s Knowledge, threatened, against EVP at any time since January 1, 2003, which would be reasonably likely to materially impair Buyer’s or EVP’s ability to operate the Business as currently contemplated.
6.18. Absence Of Certain Changes And Events. Except as set forth in Schedule 6.18, since December 31, 2005, EVP has conducted its business only in the Ordinary Course of Business and there has not been any:
(a) Changes in EVP Membership Interests, grant of any EVP Membership Interests option or right to purchase EVP Membership Interests or issuance of any security convertible into such EVP Membership Interests;
(b) amendment to any of the Governing Documents of EVP;
(c) payment (except in the Ordinary Course of Business) or increase by EVP of any bonuses, salaries or other compensation to any member, manager or employee or entry into any employment, severance or similar Contract with any manager, member or employee;
(d) adoption of, amendment to or increase in the payments to or benefits under, any Employee Benefit Plan;
(e) damage to or destruction or loss of any Asset, whether or not covered by insurance;
(f) sale (other than sales of Inventory in the Ordinary Course of Business), lease or other disposition of any Asset or property of EVP (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset;
(g) cancellation or waiver of any claims or rights with a value to EVP in excess of $5,000 individually, or $10,000 in the aggregate;
(h) indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with EVP;
(i) change in the accounting methods used by EVP; or
(j) contracts by EVP to do any of the foregoing.
6.19. Contracts; No Defaults.
(a) Schedule 6.19 (a) (1) sets forth a true and correct list of all of the Contracts to which EVP is a party or are bound. A description of each material oral Contract is included on Schedule 6.19(a) (2), and, except as otherwise indicated on Schedule 6.19 (a) (3), copies of each written Contract have been delivered to Buyer.

(b) Except as set forth in Schedule 6.19 (b), all EVP Contracts are in full force and effect and EVP is not in default under any of them nor to Seller’s Knowledge is any other party to any such EVP Contract in default thereunder, nor, to Seller’s Knowledge, is there any condition or basis for any claim of a default by any party thereto or event which, with notice, lapse of time or both, would constitute a default thereunder. Except as disclosed in Schedule 6.19 (b), all rights of EVP under Contracts otherwise extending beyond the Closing shall be unaffected by the consummation of the transactions contemplated hereby and shall not require the consent or approval of any Person, nor shall such consummation constitute a condition or basis for any claim of a default by any party thereto or event which, with notice, lapse of time or both, would constitute or give rise to a default, or a right of any party other than Buyer to assert or enforce any remedy or any right to terminate or accelerate the termination or any obligation under, or seek any payment with respect to, such EVP Contract.
(c) Schedules 6.19 (c) (1) include an accurate and complete list of (i) the names and addresses of all of the Customers of the Business through the date of this Agreement. EVP have made no warranties to Customers in connection with its past operations, sales and services to Customers prior to the Closing Date other than EVP’s standard warranties set forth in Schedule 6.19 (c) (2).
6.20. Insurance. Schedule 6.20 (1) is an accurate and complete list and description (including, without limitation, the type of policy, the risks insured and all exclusions, the Persons insured, the amounts and limits of coverages, all co-insurance and deductibles, and the names of the issuing insurers) of all Insurance Policies currently owned or maintained by EVP (excluding Insurance Policies that constitute Employee Benefit Plans) in connection with or for the benefit of EVP’s Business and all liability Insurance Policies owned or maintained by EVP or any of its respective predecessors at any time during the five (5) years prior to the date of this Agreement in connection with or for the benefit of EVP’s Business. Except as described in Schedule 6.20 (2), all such Insurance Policies are or were on an “occurrence” rather than a “claims made” basis. All premiums due to date under such Insurance Policies have been paid and no default by EVP exist thereunder. EVP has not received any notice of cancellation with respect to any such current Insurance Policy, and there is no basis for the insurer thereunder to terminate any such current Insurance Policy. Each such Insurance Policy is or was in full force and effect during the period(s) of coverage indicated on Schedule 6.20 (3). Except as described on Schedule 6.20 (4), (i) there are no claims that are pending under any of the Insurance Policies described on Schedule 6.20 (5), and (ii) no other Person is a named or additional insured under any such Policies. No insurer has made any “reservation of rights” or refused to cover all or any portion of any pending claims. No party to any insurance policy has repudiated any provision thereof. The insurance maintained by EVP is customary in terms of type and amount of coverage for businesses of the same type as EVP and is otherwise sufficient for the Business. True and correct copies of all Insurance Policies have been delivered to Buyer. EVP is not a named or additional insured under any insurance policy other than the Insurance Policies.

6.21. Environmental Matters. Except as disclosed in Schedule 6.21:
(a) EVP, the Business and the Assets used in or for the Business are, and at all times have been, in full compliance with, and have not been and are not in violation of or liable under, any Environmental Law. EVP do not have any basis to expect, nor has it or any other Person for whose conduct it is or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest, (ii) the current or prior owner or operator of any Facilities, or (iii) any other Person, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake, bear the cost of or otherwise be responsible for any Environmental, Health and Safety Liabilities including with respect to any Facility or other property or asset (whether real, personal or mixed) in which EVP has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, handled, processed, treated, leaked, spilled, discharged, emitted, disposed, Released or subject to Threat of Release by EVP, the Business or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.
(b) There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law including with respect to or affecting EVP, the Business, the Assets used in or for the Business, or any Facility or any other property or asset (whether real, personal or mixed) in which EVP has or has had an interest.
(c) The Seller has no Knowledge of or any basis to expect, nor has it, or any other Person for whose conduct it is or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with or Liability under any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities including with respect to any Facility or property or asset (whether real, personal or mixed) in which EVP has or has had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, handled, or processed by EVP, the Business or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.
(d) Neither EVP nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities including with respect to the Business, the Assets used in or for the Business or any Facility or, to the Knowledge of Seller, with respect to any other property or asset (whether real, personal or mixed) in which EVP has or has had an interest or at any property geologically or hydrologically adjoining any Facility or any other property or asset.

(e) There are and have been no Hazardous Materials present on or in the indoor or outdoor Environment at or from any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon. Neither EVP nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility, the Business, the Assets used in or for the Business or any other property or assets (whether real, personal or mixed) in which EVP has or has had an interest except in full compliance with all applicable Environmental Laws.
(f) There has been no Release or Threat of Release, of any Hazardous Materials at or from any Facility or at any other location, including any off-site disposal location, where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, handled, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which EVP has or has had an interest, or to the Knowledge of Seller any geologically or hydrologically adjoining property, whether by EVP or any other Person.
(g) EVP has delivered to Buyer true and complete copies and results of any correspondence, notices and documents, including any reports, studies, analyses, tests, or monitoring possessed, controlled or initiated by EVP pertaining to Hazardous Materials or Hazardous Activities in, on, under or from the Facilities, or concerning compliance, by the Business, the Assets used in or for the Business or EVP or any other Person for whose conduct it is or may be held responsible, with or Liability under Environmental Laws.
6.22. Intellectual Property.
(a) EVP owns and has good and marketable title to, or possesses full, legally enforceable rights to use, free and clear of any and all Encumbrances all Intellectual Property developed for, held for use in, or under development for, or used or currently proposed to be used in the Business as currently conducted or as proposed to be conducted by EVP. The Intellectual Property owned by or legally licensed to and used by EVP collectively constitutes all of the Intellectual Property necessary to enable EVP to conduct the Business as so proposed. No current or former EVP Membership Interests holder, employee, consultant or independent contractor of EVP, with respect only to Intellectual Property owned by EVP, no Person, has any right, claim or interest in or with respect to any Intellectual Property owned, developed for, under development for, held for use in, or used in the Business.
(b) Schedule 6.22 (b) lists all Patents and Patent Applications and all registered Trademarks (including, without limitation, Internet domain name registrations), and Trademark applications and all registered Copyrights and Copyright applications, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed. All Patents, registered Trademarks (including, without limitation, Internet domain name registrations), registered service marks and registered Copyrights held by or registered in the name of EVP are valid, in good standing, and subsisting. EVP is not infringing, violating, interfering with, misappropriating or making unlawful use of, nor has EVP received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, violation, interference, misappropriation or unlawful use of any proprietary asset owned or used by any Person.

6.23. Brokers Or Finders. Neither EVP nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the transactions contemplated hereby.
6.24. Disclosure. No representation or warranty or other statement made by EVP in this Agreement, the Schedules or otherwise in connection with the transactions contemplated hereby contains any untrue statement or omits to state a material fact necessary to make any such warranty or statement, in light of the circumstances in which it was made, not misleading. Seller has no Knowledge of any fact (other than pending legislation, general economic or industry conditions known to the public) that may materially adversely affect the assets, business, prospects, financial condition or results of operations of EVP that has not been set forth in this Agreement or the Schedules hereto.
7. Representations and Warranties of Buyer. Buyer represents, warrants and covenants to EVP and Seller the following:
7.1. Organization And Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Delaware, with full power and authority to conduct its business as it is now conducted.
7.2. Authority; No Conflict.
(a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of each agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer Closing Documents”), each of Buyer Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Buyer Closing Documents and to perform its obligations under this Agreement and Buyer Closing Documents, and such action has been duly authorized by all necessary corporate action.
(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the transactions contemplated hereby by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the transactions contemplated hereby pursuant to: (i) any provision of Buyer’s Governing Documents; (ii) any resolution adopted by the board of directors or the shareholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

7.3. Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. To Buyer’s Knowledge, no such Proceeding has been threatened.
7.4. Brokers Or Finders. Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.
8. Pre-Closing Covenants of EVP
8.1. Advice of Changes. Seller and/or EVP will promptly notify Buyer in writing of (a) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Seller or EVP contained in this Agreement, if made on or as of the date of that event or the Closing Date, untrue or inaccurate in any material respect and (b) any Material Adverse Change. However, it is understood by the Parties that such notice will not be deemed to satisfy any condition to Buyer’s obligation to close hereunder (including the conditions that no Material Adverse Change have occurred and that the representations and warranties to continue to be true and correct on and as of the Closing Date.
8.2. Conduct of Business. During the period on and from the date of this Agreement through and including the Closing Date, EVP will conduct the Business in the Ordinary Course of Business , protect and preserve the Assets and the Intellectual Property, and maintain and preserve intact EVP’s relationships with its consultants, independent contractors, licensors, suppliers, vendors, representatives, distributors, Customers and all others with whom it deals, all in accordance with the ordinary course of business. During the period on and from the date of this Agreement through and including the Closing Date, EVP will not (and EVP will not cause or permit) without the express prior written consent of Buyer:
(a) mortgage, pledge, subject to a lien, or grant a security interest in, or suffer to exist any Encumbrance on, any of the Assets;
(b) sell, dispose of or license any of the Assets to any Person, except the sale of Inventory in the Ordinary Course of Business;
(c) fail to maintain EVP Tangible Personal Property in good working condition and repair, subject only to ordinary wear and tear;
(d) fail to pay and discharge any trade payables or other Liabilities promptly as they become due;
(e) enter into any agreement or arrangement to pay any bonus, increased salary, or special remuneration to any employee (other than amounts not in excess of normal payments made in the Ordinary Course of Business);

(f) change accounting methods or its method of management or operation whether or not relating to or affecting the Assets, or the Business;
(g) amend, terminate or waive any rights under any Contract, except in the Ordinary Course of Business and with Buyer’s prior written consent;
(h) waive or release any right or claim relating to any Assets, except in the Ordinary Course of Business and with Buyer’s prior written consent;
(i) enter into any Contracts, agreements or other obligations or commitments, other than in the Ordinary Course of Business, and, in the case of Customer Contracts, on the EVP standard forms;
(j) fail to comply in any material respect with any Legal Requirement applicable to the Business;
(k) take any action to terminate or modify, or permit the lapse of termination of, the present Insurance Policies and coverages of EVP relating to or applicable to EVP, the Business or the Assets;
(l) incur, with respect to the Business or the Assets, any Liabilities other than Liabilities incurred in the Ordinary Course of Business;
(m) acquire any material assets or properties or make any commitment to do so, other than in the Ordinary Course of Business;
(n) make any dividend, distribution, redemption, issuance or other transaction in respect of the securities or capital EVP Membership Interests of EVP;
(o) change its customer pricing, rebates or discounts;
(p) incur any indebtedness for borrowed money, make any loans or advances, assume, guarantee or endorse or otherwise become responsible for the obligation of any other Person, or enter into any operating lease involving annual payments in excess of $10,000;
(q) file any Tax Return in a manner which is inconsistent with its past practices including (i) Tax elections and (ii) methods of accounting;
(r) engage in any of the actions set forth in Section 6.19 above or actions which would lead to the results described in Section 6.19; or
(s) agree to do any of the things described in the preceding clauses of this Section 8.2.

8.3. Access to Information. Until the Closing, EVP will allow Buyer and its agents free access upon reasonable notice and during normal working hours to all Business Records and Facilities relating to the Assets, all aspects of the Business and its financial, operational and legal affairs and the financial condition of EVP. Until the Closing, EVP shall cause EVP’s Representatives to cooperate with Buyer and its Representatives in making available all financial information and other due diligence data requested, including without limitation the right to examine all working papers pertaining to all Financial Statements prepared or audited by EVP accountants.
8.4. Obtaining Necessary Consents. EVP shall obtain any and all consents necessary for the effective transfer and conveyance to Buyer of the EVP Membership Interests. All such consents shall be in writing and executed counterparts thereof shall be delivered promptly to Buyer. EVP shall not agree to any modification of any EVP Contract in the course of obtaining any such consent.
8.5. Satisfaction of Conditions Precedent. EVP shall satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder (other than those which involve only Buyer’s obligations), and to cause the transactions contemplated herein to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties, which may be necessary or reasonably required on its part in order to effect the transactions contemplated herein.
8.6. No Solicitation. EVP shall not directly or indirectly, and shall not authorize or permit any Related Person or any Representative of any EVP directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any acquisition proposal or take any action that could reasonably be expected to lead to an acquisition proposal for the purchase of the Assets or EVP Membership Interests, (ii) furnish any information regarding EVP to any Person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could lead to an acquisition proposal, (iii) engage in discussions or negotiations with any Person with respect to any acquisition proposal, (iv) approve, endorse or recommend any acquisition proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any acquisition.
9. Tax Matters.
9.1. Tax Periods Ending on or Before the Closing Date. EVP shall prepare or cause to be prepared all Tax Returns for EVP for all Tax periods ending prior to the Closing Date (“Pre-Closing Tax Periods”) which are required to be filed prior to the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Pre-Closing Tax Periods which are required to be filed on or after the Closing Date.
9.2. Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of EVP for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Periods”).

9.3. Allocation of Taxes. Seller shall pay any Taxes with respect to all Pre- Closing Tax Periods. In the case of any Straddle Tax Period, the amount of any Taxes for the Pre-Closing Tax Period shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period before and including the Closing Date and the denominator of which is the total number of calendar days in the Straddle Period, and (ii) in the case of all other Taxes be determined based on an interim closing of the books as of the close of business on the Closing Date.
9.4. Cooperation. (a) Buyer, Seller and EVP shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, Seller and EVP agree (A) to retain all books and records with respect to Tax matters pertinent to EVP relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or EVP, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Body; (B) to retain all documents and other records for the appropriate period of time as set forth in United States Treasury Regulation Section 1.6011-4(g) which relate to any Reportable Transaction in which EVP has participated prior to the Closing Date and (C) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another party so requests, to allow the other party to take possession of such books and records.
(b) Buyer, Seller and EVP further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
(c) Buyer, Seller and EVP further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all United States Treasury Department Regulations promulgated thereunder.
9.5. Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including, without limitation, any penalties and interest) incurred in connection with this Agreement and any other similar Tax that may be imposed, shall be paid by Seller when due, and Seller will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Legal Requirements, Buyer will join in the execution of any such Tax Returns and other documentation.

10. Indemnification.
10.1. Obligation to Indemnify.
(a) Seller’s Obligation to Indemnify. Seller shall defend, indemnify and hold harmless Buyer, its Representatives and their respective successors and assigns, from and against any and all first and third party actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses (including without limitation reasonable attorneys’, experts’ and consultants’ fees) (collectively “Adverse Consequences”), arising out of, or in connection with, or caused by, directly or indirectly, any or all of the following: (a) any misrepresentation, Breach or failure of any warranty, representation, agreement, covenant or certification made by Seller, and/or EVP, in this Agreement or pursuant hereto; (b) any successful action by Buyer against Seller or EVP to enforce this Agreement or any of the agreements, documents or instruments contemplated hereby or executed in connection herewith; (c) any Proceeding or Judgment arising out of or relating to the ownership of EVP Membership Interests prior to the Closing Date, (d) any failure or refusal by Seller or EVP to satisfy or perform any term or condition of this Agreement to be satisfied or performed by them; (e) any Liability of EVP constituting an Encumbrance on any of the EVP Membership Interests; (f) any Proceeding or Judgment arising out of or relating to any of the foregoing; and (g), for a period of three (3) years after Closing, any currently existing liabilities of EVP relating to their operations. All references in this Agreement, and in any document, agreement, instrument or certificate delivered pursuant to this Agreement, to “material,” “material respects,” “material adverse change,” “material adverse effect” and similar materiality qualifications shall be excluded when determining whether there has been a breach of a representation or warranty for which Buyer is entitled to indemnification under this Section 9.
10.2. Matters Involving Third Parties.
(a) The party or parties seeking indemnification hereunder (each, an “Indemnified Party”) shall give the party or parties from whom indemnification is sought or to be sought (each, an “Indemnifying Party”) prompt written notice of any Adverse Consequences suffered by, affecting or otherwise directed at it. If an indemnification claim involves a claim by a third party (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually and materially prejudiced thereby.
(b) The Indemnifying Party will have the right and obligation to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10.2(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).
(d) In the event any of the conditions in Section 10.2(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (at least monthly) for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 10.
(e) All unpaid accounts receivable due and owing EVP as of the Closing shall be assumed to be collectible for purposes of this Agreement and PEI shall be indemnified by Seller for any bad debt losses if such accounts receivable are not paid in full within 3 months of the Closing.
10.3. Notices and Payments. With respect to each separate matter which is subject to indemnification under this Section 10 (each, an “Indemnification Matter”):
(a) Notice. Upon the Indemnified Party’s receipt of written documents pertaining to an Indemnification Matter, or, if the Indemnification Matter does not involve a third party demand or claim, after the Indemnified Party first has actual knowledge of such Indemnification Matter, the Indemnified Party shall give notice to the Indemnifying Party of the nature of such Indemnification Matter and the amount demanded or claimed in connection therewith; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.
(b) Payment. Upon determination of the amount due, or after a final agreement is reached or a final judgment or order is rendered with respect to the Indemnification Matter, the Indemnifying Party shall pay to the Indemnified Party or the Person entitled thereto, as applicable, the amount owing by the Indemnifying Party with respect to such Indemnification Matter within five (5) days.

10.4. Survival; Limitations.
(a) The representations and warranties made by Seller, EVP and Buyer herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive Closing and continue in full force and effect. The covenants and agreements of the Parties herein shall survive the Closing in accordance with their terms and applicable law.
(b) No Indemnifying Party shall be required to indemnify an Indemnified Party for any Adverse Consequences until the aggregate amount of all claims in respect of such Adverse Consequences requiring such indemnification shall exceed $2,500; provided, however, that if the $2,500 threshold is exceeded, the Indemnifying Party shall indemnify the Indemnified Party from the first dollar of Adverse Consequences.
11. Closing.
11.1. Closing Date. The closing (“Closing”) under this Agreement will take place on a date, within fifteen (15) days after the satisfaction of the last condition to Closing under this Section 11 (other than those conditions which by their terms are to be satisfied at Closing), as agreed to by the parties (“Closing Date”). The Closing shall begin at 10:00 a.m. at the offices of Winters & Forte, 315 Highland Avenue, Cheshire, Connecticut 06410, or such other date, time and location as the Parties may agree.
11.2. Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, any or all of which Buyer may waive in writing, at its sole and absolute discretion:
(a) Representations and Warranties. Each of the representations and warranties made by Seller and EVP in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on and as of such date.
(b) Covenants. Seller and EVP shall have duly performed all of the covenants, acts and undertakings required to be performed by them prior to Closing.
(c) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Body to enjoin, restrain, prohibit, or obtain damages in respect of, or which is related to, or arises out of, (1) this Agreement or the consummation of the transactions contemplated hereby, or (2) the permits necessary for EVP to operate the Business after the Closing Date.
(d) Consents. Evidence satisfactory to Buyer and its counsel shall have been provided to Buyer that each Consent set forth on Schedule 11.2 (d) (1)and each Governmental Authorization set forth on Schedule 11.2(d) (2) shall have been obtained and shall be in full force and effect in such a manner as shall permit EVP to be fully operational immediately after the Closing.
(e) Material Adverse Change. No Material Adverse Change shall have occurred since December 31, 2005.

(f) Operational Facility. EVP shall have demonstrated to Buyer’s reasonable satisfaction, by physical inspection or otherwise, that EVP’s facilities are fully operational and will be fully operational immediately following the Closing.
(g) Due Diligence. Buyer shall have been afforded full opportunity to complete its due diligence review of the Business, EVP and the EVP Membership Interests and the results of such review shall have been satisfactory to Buyer in all respects, in its sole discretion.
(h) Seller, EVP Closing Deliveries. Seller, EVP shall have delivered to Buyer the following:
(i) Documents of Transfer. Such EVP Membership Interests powers, general assignments and other instruments and documents of transfer as Buyer may reasonably require to lawfully and effectively sell, transfer, assign, and convey to Buyer all right, title and interest in and to all of the EVP Membership Interests.
(j) Manager’s Certificates. A certificate of EVP’s respective managers dated the Closing Date, certifying (i) that attached thereto are true and correct copies of EVP’s Articles of Organization and Operating Agreement and any amendments thereto, and the resolutions duly adopted by EVP’s Members authorizing EVP’s execution, delivery and performance of this Agreement, and (ii) the names, titles and signatures of all of EVP’s Members who sign documents on behalf of EVP’s in connection with this Agreement, certifying the authority of such Manager to do so.
(k) Good Standing Certificate. Certificates of good standing for EVP issued by the Secretary of State of their respective state of organization, dated within ten (10) business days of the Closing Date;
(l) Limited Liability Company Records. The EVP Operating Agreements, seal and other records of EVP.
(m) Opinion. An opinion of outside counsel to EVP in a form acceptable to Buyer and its counsel.
(n) Lien Searches. Comprehensive pending litigation searches, UCC searches, tax lien searches and judgment lien searches in all appropriate locations dated with a “searched through” date within thirty (30) days prior to the Closing Date for EVP.
(o) Lien Releases. Payoff letters from all secured creditors in form acceptable to Buyer and evidence of the filing of, or authorization to file, any UCC-3 termination statements with respect to all UCC-1 financing statements filed against EVP relating to the EVP Membership Interests, or evidence of the termination of any other similar filings representing Encumbrances on the EVP Membership Interests.
(p) EVP Membership Interests. Original EVP Membership Interests certificates duly endorsed in blank for transfer representing one hundred percent (100%) of the EVP Membership Interests.

(q) Buyer Financing. Buyer shall have closed its pending debt and equity financing, if any, in anticipation of the Closing.
(r) Resignations. Resignations of each Manager of EVP then in office, effective on or before the Closing Date, in form reasonably acceptable to Buyer.
(s) Other Agreements. All other agreements, certificates, instruments, or documents reasonably requested by Buyer to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.
11.3. Conditions Precedent to the Obligations of Seller, EVP. The obligation of Seller, EVP to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, any or all of which Buyer may waive in writing, in its sole and absolute discretion:
(a) Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on and as of such date (except that each representation or warranty qualified by materiality shall be true and correct in all respects on and as of the Closing Date).
(b) Covenants of Buyer. Buyer shall have duly performed all of the covenants, acts and undertakings required to be performed by it prior to Closing.
(c) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby.
(d) Buyer Deliveries. At Closing, Buyer shall have delivered the following:
Payment. The Closing Date Payment required by Section 2.
Secretary’s Certificate. A certificate of Buyer’s corporate secretary, dated the Closing Date, certifying (i) that attached are true and correct copies of Buyer’s Articles of Incorporation, Bylaws and any amendments thereto, and the resolutions duly adopted by Buyer’s board of directors authorizing Buyer’s execution, delivery and performance of this Agreement, and (ii) the names, titles and signatures of all of Buyer’s officers who sign documents on behalf of Buyer in connection with this Agreement, certifying the authority of such officers to do so.
Other Agreements. All other agreements, certificates, instruments, or documents reasonably requested by Seller to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.

12. Termination.
12.1. Reasons For Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (unless otherwise specified), as follows:
(a) by mutual written agreement of Buyer and Seller;
(b) by either Buyer or Seller if:
any Governmental Body shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted; or
the Closing shall not have occurred on or before November 30, 2006; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(b)(ii) shall not be available to any Party whose breach of any representation or warranty or failure to perform or comply with any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or
(A) in the event of a material breach hereof by the non-terminating Party if such non-terminating Party fails to cure such breach within thirty (30) days following notification thereof by the terminating Party or (B) upon notification to the non-terminating Party by the terminating Party that the satisfaction of any conditions to the terminating Party’s obligations under this Agreement becomes impossible and that the failure of such condition to be satisfied is not caused by a breach hereof by the terminating Party. For purposes of this Section 12 a breach by Seller, EVP of any representation, warranty, covenant or agreement set forth herein shall be deemed to be a breach of such representation, warranty, covenant or agreement by Seller..
12.2. Rights on Termination. If this Agreement is terminated pursuant to Section 12.1, all further obligations of the Parties under or pursuant to this Agreement shall terminate without further liability of any Party to the others. Notwithstanding the foregoing, no termination of this Agreement shall affect the rights or remedies of any of the Parties hereto with respect to a breach by any other Party hereto of the terms and conditions of this Agreement prior to the termination.
13. Restrictive Covenants.
13.1. Covenant Not to Compete. In order to preserve for Buyer and the Buyer Related Persons the value of the EVP Membership Interests and the goodwill of the Business, Seller agrees that for a period of five (5) years after the Closing Date, Seller shall not, without the prior written consent of Buyer:
(a) directly or indirectly, either individually or as an investor, agent, partner, shareholder, member, manager, officer, director, consultant or in any other capacity, participate in, engage in or assist any Person to engage or participate in or have a financial or other interest in, directly or indirectly, any business, venture or enterprise of any kind that is involved in all or any part of the Business (as defined in the Background above) within the states of Massachusetts, Rhode Island, Connecticut, New York, New Jersey, Pennsylvania, Delaware, Maryland and Virginia provided, however, that ownership of up to 5% of any class of securities of any entity, the equity securities of which are registered pursuant to the Securities Exchange Act of 1934, shall not, by itself, be deemed a violation of this Section 13.1(a);

(b) directly or indirectly, individually or as an investor, agent, partner, shareholder, member, manager, officer, director, consultant or in any other capacity, induce or solicit, attempt to induce or solicit or assist others to induce or solicit any Person who is an employee, customer, supplier or any other Person having a business or employment relationship with EVP and Buyer, or any Buyer Related Person, to terminate or curtail such relationship, or do anything to adversely interfere with the relationship of EVP and/or Buyer, or any Buyer Related Person with any such Person.
(c) The covenants in this Section 13.1 and the covenant set forth in Section 13.2 are herein referred to as the “Restrictive Covenants.”
13.2. Confidentiality. Following the Closing, Seller shall not, directly or indirectly, use for or disclose or divulge to any third parties any trade secrets or other Proprietary Information of EVP, Buyer or any Buyer Related Person, including information of others that such parties have agreed to keep confidential; provided that the foregoing restriction shall not apply to information (a) which is lawfully and independently obtained by such third parties without restriction as to disclosure by Seller, (b) which is in the public domain or enters into the public domain through no fault of Seller, and (c) Seller is required by law or legal process to disclose; and provided further that Seller may use such information in connection with the performance of the transactions or duties contemplated hereby.
13.3. Severability of Covenants. Seller acknowledges and agrees that each Restrictive Covenant is reasonable and valid in geographical and temporal scope, subject matter and in all other respects. If any court determines the Restrictive Covenants, or any part thereof, are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions, to the maximum extent permitted by applicable law. If any court determines that any Restrictive Covenant, or any part thereof, is unenforceable because of the duration or geographic scope or subject matter of such provision (or for any other reason), it is the Parties’ intention that such court shall have the power to reduce the duration or scope or subject matter of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.
13.4 Relief for Violation. Seller acknowledges that an irreparable injury will result to Buyer and/or EVP and their businesses in the event of a breach by Seller of a Restrictive Covenant. Seller also acknowledges and agrees that the damages or injuries which Buyer and/or EVP may sustain as a result of a breach by Seller of Section 13.1 or 13.2 of this Agreement are difficult to ascertain and money damages alone will not be an adequate remedy to Buyer and/or EVP. Seller therefore agrees that in the event of such breach or threatened breach of Section 13.1 or 13.2, Buyer and/or EVP shall also be entitled to obtain any equitable remedy, including any injunctive relief, necessary to prevent or restrain any violation or threatened violation of Section 13.1 or 13.2 of this Agreement, without the necessity of posting a bond. Such relief, however, shall be cumulative and non-exclusive and shall be in addition to any other remedy to which the Parties may be entitled.

14. Miscellaneous.
14.1. Specific Performance. Seller agrees that the remedy at law for any breach of the terms and conditions of this Agreement by them will be inadequate and that in addition to, and not in limitation of any other remedies that Buyer may have either at law or under this Agreement, Buyer shall be entitled to specific performance or injunctive relief or other equitable relief from any court of competent jurisdiction from any breach or purported breach of this Agreement.
14.2. Expenses. Each Party shall pay all of the costs and expenses incurred by it in negotiating and preparing this Agreement (and all other agreements, certificates, instruments and documents executed in connection herewith) and in consummating the transactions contemplated hereby.
14.3. Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received by the addressee, if sent by certified mail, return receipt requested, in each case to the addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties). Any Party may change its address for notice and the address to which copies must be sent by giving notice of the new address to the other Parties in accordance with this Section provided that any such change of address notice shall not be effective unless and until received.
If to Buyer:
Pure Earth, Inc.
One Neshaminy Interplex
Trevose, PA 19053
Attn: Mark Alsentzer
Tel: (215) 639-8755
Fax: (215-639-8756
With a copy to:
Wheeler K. Neff, Esq.
118 School Road
Wilmington, DE 19803
Tel: 302-654-0205
Fax: 302-654-5777

If to Seller:
Shari L. Mahan
15 Duck Pond Road
Litchfield, CT 06759
Attn: Michael Mahan
Tel: 860-459-8946
Fax:
With a copy to:
David Wayne Winters, Esquire
Winters & Forte
315 Highland Avenue
Cheshire, Connecticut 06410
Tel: (203) 272-2927
Fax: (203) 271-1222
14.4. Reliance by Buyer. Notwithstanding Buyer’s right to investigate EVP’s Business, Assets and financial condition and notwithstanding any knowledge or facts determined or determinable by Buyer as a result of any such investigation or right of investigation, Buyer has the unqualified right to rely, and has relied, upon the representations and warranties of Seller and EVP, set forth herein.
14.5. Independence. Each representation, warranty, covenant, obligation and agreement contained in this Agreement is independent of all others and must be separately satisfied or complied with. The representations, warranties, covenants, obligations and agreements made hereunder constitute bargained for assurances.
14.6. Entire Understanding; Amendments. This Agreement, together with the Exhibits and Schedules hereto, states the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior oral and written communications and agreements with respect to the subject matter hereof. This Agreement shall not be amended or modified except in a written document signed by all Parties.
14.7. Parties in Interest; Assignment; No Waivers; No Third Party Rights. This Agreement shall bind, benefit, and be enforceable by Buyer, Seller and their respective successors, legal representatives and assigns, heirs, executors, administrators and personal representatives. Seller may not assign his respective rights or delegate his respective duties hereunder, without the prior written consent of Buyer. Buyer may assign this Agreement or any portion of its rights hereunder to a Related Person. No waiver with respect to this Agreement shall be enforceable unless in writing and signed by the Party against whom enforcement of such waiver is sought. No failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, the same or any other right, power or remedy. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 14.

14.8. Schedules.
(a) The information in the Schedules constitutes (i) exceptions to particular representations, warranties, covenants and obligations Seller, Michael Mahan and EVP as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in this Agreement will control.
(b) Unless a specific cross reference is made to another section, the statements in the Schedules relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.
14.9. Publicity. No press releases, filings or other publicity concerning the transactions contemplated hereby will be made without the express written consent by all of the parties hereto, such approval not to be unreasonably withheld or delayed by any party hereto.
14.10. Further Assurances. At any time and from time to time after the Closing Date, at the request of Buyer and without further consideration, Seller shall promptly execute and deliver all such further agreements, certificates, instruments and documents and perform such further actions as Buyer may reasonably request, in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.
14.11. Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto, and the Parties agree that this Agreement shall be reformed to replace such unenforceable provisions with a valid and enforceable provision that comes as close as possible to expressing the intent of the unenforceable provision.
14.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.
14.13. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
14.14. Section Headings; References. Section and subsection headings in this Agreement are for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its interpretation. All words in this Agreement shall be construed to be of such number and gender as the context requires or permits.

14.15. Controlling Law; Exclusive Jurisdiction. This Agreement is made under, and shall be construed and enforced in accordance with, and all controversies, disputes and other matters arising out of or in connection with this Agreement and the subject hereof shall be governed by, the substantive laws (without reference to choice of laws rules) of the Commonwealth of Pennsylvania applicable to agreements made and to be performed solely therein. Each party consents to the exclusive jurisdiction and venue of the Federal Court of the Eastern District of Pennsylvania or, if jurisdiction is lacking in such court, the state courts located in Bucks County, Pennsylvania, with respect to all claims, disputes, controversies, differences or misunderstandings between or among the Parties hereto with respect to the subject matter hereof and waive the right to request a jury trial in any action or proceeding pursuant hereto and agree to service of process by certified mail, return receipt requested, postage prepaid to the address stated in Section 14.13 above.
14.16. Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any “Legal Requirement” means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (h) “or” is used in the inclusive sense of “and/or”; (i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
14.17. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

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14.18 Legal Representation of the Parties. The Parties have had the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.
WITNESS THE DUE EXECUTION AND DELIVERY HEREOF, intending to be legally bound hereby as of the date first stated above.

SELLER:

/s/ Shari L. Mahan Shari L. Mahan
The undersigned, Michael Mahan, hereby agrees and joins in the agreements, representations and warranties, as well as the Knowledge of the Seller as set forth in the foregoing Membership Interests Purchase Agreement.

/s/ Michael Mahan Michael Mahan
BUYER:
PURE EARTH, INC.

By:	/s/ Brent Kopenhaver Name: Brent Kopenhaver

Title: CFO / EVP

EXHIBIT A
DEFINITIONS AND USAGE
For purposes of the Agreement, the following terms and variations thereof have the meanings specified or referred to in this Exhibit A:
“Accounts Receivable” shall have the meaning set forth in the definition of Assets hereunder.
“Adverse Consequences” shall have the meaning set forth in Section 10.1.
“Agreement” shall have the meaning set forth in the preamble to this Agreement.
“Assets” shall mean all of TEC’s assets, properties and rights of every kind, nature and description, tangible or intangible, real or personal, including, but not limited to, the following:
(a) all inventory, wherever located, as goods held for sale or lease, including, without limitation, finished goods inventory, work in process, and raw materials (all of which shall include equipment (and parts therefor) manufactured for sale or lease to TEC’s customers) samples, spare parts, supplies, packaging material, shipping supplies, chemicals and all items necessary for the manufacture, storage and delivery of inventory to customers, whether or not included in inventory for financial reporting purposes (“Inventory”);
(b) all Intellectual Property;
(c) all bona fide binding purchase orders or contracts for sale and delivery to Customers and related services, if any, and all deposits or other monies received by TEC on account of such orders, if any;
(d) lists of all present and past customers of TEC (“Customers”) including customer addresses and telephone numbers, as attached as Schedule 6.20(c)(1) attached hereto (“Customer List”), and all customer files, papers, correspondence, invoices, contracts, orders, pricing, histories, documents and information and customer inquiries (collectively, the “Customer Files”);
(e) all licenses, permits and approvals owned or used by TEC, as listed on Schedule              attached hereto;
(f) all Contracts identified on Schedule 6.20 attached hereto (the “TEC Contracts”);
(g) all rights to solicit, sell to and do business with Customers and conduct the Business;

(h) lists of all present and past suppliers and vendors of TEC including supplier and vendor addresses and telephone numbers, and all supplier and vendor files, papers, correspondence, invoices, contracts, orders, pricing, histories, documents and information;
(i) all advertising and promotional materials;
(j) all of TEC’s Records;
(k) the telephone numbers, fax numbers and internet (web) sites (including the form, substance and domain names of such internet sites);
(l) all machinery, tools, molds, tooling, dies, furniture, fixtures, leasehold improvements, production equipment, office equipment, accessories, parts, supplies, materials, vehicles, computer hardware, data processing equipment and other equipment owned by TEC and all other tangible personal property of every kind owned or leased by TEC and all related warranties and similar rights, including, without limitation, all such items listed on Schedule 6.8 (a)(1) and (2) (collectively, the “Tangible Personal Property”); and
(m) all accounts receivable and notes receivable of, or amounts owing or payable to, TEC, including those set forth on Schedule_6.10 (“Accounts Receivable”);
(n) all cash, cash equivalents, certificates of deposit, deposits, money market funds, investments and other securities in any accounts and all cash held as petty cash at the business locations;
(o) all bona fide binding purchase orders or contracts for the purchase by TEC of goods and services from suppliers and vendors of TEC; and
(p) all assets of any kind acquired by TEC from and after the date of this Agreement through the Closing Date.
“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
“Business” shall have the meaning set forth in the Background Section.
“Acquirer” shall have the meaning set forth in the preamble to this Agreement.
“Acquirer Closing Documents” shall have the meaning set forth in Section 7.2(a).
“Cleanup” shall have the meaning set forth in the definition of Environmental Health and Safety Violations.

“Closing” shall have the meaning set forth in Section 11.1.
“Closing Date” shall have the meaning set forth in Section 11.1.
“Closing Date Payment” shall have the meaning set forth in Section 2.
“COBRA Obligations” shall have the meaning set forth in Section 6.15(d).
“Code” means the Internal Revenue Code of 1986, as amended, and any United States Treasury Regulations thereunder.
“Consent” means any approval, consent, ratification, waiver or other authorization.
“Contract” means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied).
“Copyrights” shall have the meaning set forth in the definition of Intellectual Property.
“Customer” shall have the meaning set forth in the definition of Assets hereunder.
“Customer Files” shall have the meaning set forth in the definition of Assets hereunder.
“Customer List” shall have the meaning set forth in the definition of Assets hereunder.
“Employee Benefit Plan” means (i) any employee benefit plan, as defined in Section 3(3) of ERISA, and (ii) any other plan, trust agreement or arrangement for any bonus, severance, hospitalization, vacation, incentive or deferred compensation, pension or profit-sharing, retirement, payroll savings, stock option, equity compensation, group insurance, death benefit, fringe benefit, welfare or any other employee benefit plan or fringe benefit arrangement of any nature whatsoever, including those benefiting retirees or former employees.
“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage deed of trust, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any and all costs, damages, expenses, Liabilities, obligations or other responsibilities arising from or under, or relating to, any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to: (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of or exposure to any chemical substance or product); (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, order, damages, loss, claim (including claims for personal injury or property damage), demand or any removal, response action, remediation, study or inspection cost or expense arising under or relating to any Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any study, cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.
The terms “removal,” “remedial,” “remediation” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“Environmental Law” means any Legal Requirement that requires or relates to: (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances; (g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; (i) the regulation or protection of health, safety or the Environment; or (j) the regulation of or exposure to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” shall mean any entity which is or would be considered a single employer with TEC pursuant to Section 4001(b) of ERISA or part of a “controlled group” with TEC pursuant to ERISA Section 302(d)(8)(C).

“Facilities” means any Real Property, property subject to a Real Property Lease or other interest in Real Property currently owned, operated, leased, licensed or used by TEC, including the Tangible Personal Property used or operated by TEC at the respective locations of the Real Property specified in Section 6.7. Notwithstanding the foregoing, for purposes of the definitions of “Hazardous Activity” and “Remedial Action” and Section 6.22, “Facilities” shall mean any Real Property, leased, licensed or used or other interest in Real Property currently or formerly owned, operated, leased, subleased, licensed, managed, used or otherwise occupied or controlled by TEC, including the Tangible Personal Property used or operated by TEC at the respective locations of the Real Property specified in Section 5.7.
“Financial Statements” shall have the meaning set forth in Section 6.4.
“GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Financial Statements were prepared.
“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.
“Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” means any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.
“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

“Hazardous Material” means any substance, material or waste which has been, is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “special waste,” “residual waste,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde, polychlorinated biphenyls and mold, fungus or similar substances.
“Indemnification Matter” shall have the meaning set forth in Section 10.3.
“Indemnified Party” shall have the meaning set forth in Section 10.2(a).
“Indemnifying Party” shall have the meaning set forth in Section 10.2(a).
“Issued Patents” shall have the meaning set forth in the definition of Intellectual Property.
“Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.
“Intellectual Property” means:
(a) all issued patents, reissued or reexamined patents, divisions, continuations, continuations-in-part, substitutes, renewals, or extensions of the foregoing, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”);
(b) all published or unpublished nonprovisional and provisional patent applications (including, without limitation, all priority rights resulting therefrom), reexamination proceedings, invention disclosures and records of invention (collectively “Patent Applications” and, with the Issued Patents, the “Patents”);
(c) all written works of authorship, copyrights, copyrightable works, semiconductor topography and mask works, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, display, performance transformation, rights to prepare derivative works, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, “Copyrights”);
(d) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade dress, slogan, logos, symbols, names, trade names, Internet domain names, registered trade names and applications for registrations of trade names, including, without limitation, the goodwill of the business symbolized by and associated with such trademarks, service marks, trade dress, slogan, logos, symbols, names, trade names, and Internet domain names (collectively, “Trademarks”);

(e) (A) all technology, ideas, concepts, inventions, patterns, designs, methods, discoveries, Proprietary Information, manufacturing and operating specifications, information, know-how, formulae, technical data, customer and supplier information, and processes, and (B) all databases, computer programs, hardware, and software (including, without limitation, all operating systems, interfaces, navigational devices, menu structures and arrangements, icons, forms, scripts, syntax, screen designs, visual expressions, and algorithms related thereto, whether owned or licensed for internal use or to be licensed or sublicensed to TEC’s customers, all in object and source code); and
(f) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).
“Inventory” shall have the meaning set forth in the definition of Assets.
“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
“Judgment” means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.
“Knowledge” means, with respect to a Person, includes those facts or matters that any individual who is serving, or who has at any time served, as an owner, director, officer, executive, partner, manager, member, executor or trustee of that Person (or in any similar capacity) (a) is, or at any time was, actually aware of that fact or matter; or (b) could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.
“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, guideline, standard, order, Governmental Authorization, statute or treaty.
“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
“Material Adverse Change” shall mean any change (regardless of whether the change is deemed to have been foreseeable or not) that, individually or when aggregated with other changes, is or could reasonably be expected to be materially adverse to the Business, Assets, Liabilities, condition (financial or otherwise), results of operations or prospects of TEC, including, for example (and without limitation): (i) the adverse modification, cancellation or termination of any permit necessary to operate the Business at its full capacity, (ii) condemnation of, damage to, or destruction of, the TEC operational facilities Plant (regardless of insurance), (iii) damage to or destruction of TEC’s, (iv) the initiation or threat of any material legal action (including regulatory or governmental action) against TEC or (v) a deterioration in revenues or net income since October 31, 2006, discovery of accounting or financial reporting irregularities.

“Material Interest” shall have the meaning set forth in the definition of Related Person.
“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
“Order” means any order, injunction, judgment, decree, ruling, directive, assessment or arbitration award of any Governmental Body or arbitrator.
“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.
“Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.
“Patent Applications” shall have the meaning set forth in the definition of Intellectual Property.
“Patents” shall have the meaning set forth in the definition of Intellectual Property.
“Permitted Encumbrances” shall mean (a) liens for current taxes which are not past due, and (b) easements, covenants, rights-of-way and other similar restrictions on the use of Real Property that do not interfere materially with the use of such Real Property by the Business.
“Person”, as used in this Agreement, means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority, or other entity of any nature whatsoever.
“Pre-Closing Tax Periods” shall have the meaning set forth in Section 9.1.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
“Proprietary Information” shall mean confidential and/or proprietary information including, without limitation, (a) trade secrets, ideas, processes, procedures, data, listings, copyrights, trademarks, service marks, other works of authorship, know-how, improvements, discoveries, developments, designs, blueprints, drawings, techniques; and (b) information regarding plans for research, development, new products, product design, marketing and selling, business records and plans, budgets, financial information, licenses, prices and costs, suppliers, customers and potential customers.
“Purchase Price” shall have the meaning set forth in Section 2.
“Real Property” means the land and all improvements thereon and appurtenances thereto, whether such land, improvements and appurtenances are owned or leased pursuant to a Real Property Lease.
“Real Property Lease” means any ground lease or sublease or space lease or sublease.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Related Person” means, with respect to a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).
With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; and (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor Environment or into or out of any property.
“Remedial Action” means all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.
“Reportable Transaction” means any transaction listed in United States Treasury Regulation Section 1-6011-4(b).
“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
“Restrictive Covenants” shall have the meaning set forth in Section 13.1(c).
“Shareholder” shall have the meaning set forth in the preamble to this Agreement.
“Acquirer Closing Documents” shall have the meaning set forth in Section 11.3(d).
“TEC’s Closing Documents” shall have the meaning set forth in Section 11.2(h).
“TEC Contract” shall have the meaning set forth in the definition of Assets.
“Stock” shall have the meaning set forth in the “Background”.
“Straddle Tax Periods” shall have the meaning set forth in Section 9.2.
“Subsidiary” means any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held directly or indirectly by TEC.

“Tangible Personal Property” shall have the meaning set forth in the definition of Assets hereto.
“Tax” or “Taxes” means (a) any foreign, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, parking, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, other fee or charge of any nature imposed by a governmental authority; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.
“Tax Return” means all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Governmental Body with respect to the determination assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.
“Third Party Claim” shall have the meaning set forth in Section 10.2(a).
“Threat of Release” means a possibility of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
“Trademarks” shall have the meaning set forth in the definition of Intellectual Property.
“Voting Debt” shall have the meaning set forth in Section 6.3(b).
“WARN Act” shall have the meaning set forth in Section 6.15(b).

TABLE OF OMITTED SCHEDULES

Schedule	Description
4.2	Exclusions, Right of Clean-up
5.6	Ownership of TEC Stock
6.1	Organization and Good Standing
6.2(b)	Authority
6.2 (c)	Consent
6.3 (b)	Options, Stock Rights
6.7	Real Property
6.8(a)(1)(2)	Title to Assets; Encumbrances (Tangible Personal Property)
6.8(b)	Corporate Name
6.9(1)(2)	Condition of Facilities
6.10	Accounts Receivable
6.12	Taxes: Federal State, Local and Foreign Tax Returns
6.14	Employee Benefit Plan Information
6.14(c)(1)(2)	Employee Benefit Plans
6.14(d)	Cobra Obligations
6.15	Labor Disputes
6.16(a)(1)(2)(3)	Compliance with Legal Requirements
6.16(b)(1)(2)(3)	Governmental Authorizations
6.18	Absence of Certain Changes and Events
6.19(a)(1)(2)(3)	List of Contracts
6.19(b)	Contract Defaults
6.19(c)(1)(2)	Customers
6.20(1)(2)(3)(4)(5)	Insurance
6.21	Environmental Matters
6.22(b)	Patents and Applications
11.2(d)(1)(2)	Consents

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